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EXHIBIT 5

DIRECTOR OPTION AGREEMENT

        DIRECTOR OPTION AGREEMENT (the "Agreement") by and between the Optionee and Capital Environmental Resource Inc. (the "Corporation") effective as of the date specified in Exhibit A attached hereto.

W I T N E S S E T H

        WHEREAS the Corporation has adopted the Capital Environmental Resource Inc. 1999 Stock Option Plan, as amended (the "Plan"); and

        WHEREAS the Committee has determined that it is desirable and in the best interest of the Corporation to grant to the Optionee a stock option as a non-employee director of the Corporation.

        NOW THEREFORE, the parties hereto agree as follows:

        1.    Definitions.    Capitalized terms used herein that are set forth in Exhibit A shall have the meanings given them in Exhibit A. All other capitalized terms which are not defined where they first appear herein, shall have the meanings given them in the Plan.

        2.    Incorporation of Plan; Agreement Subject to Plan.    The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time, provided that any such amendment of the Plan shall be made in accordance with Paragraph 5 of the Plan. Any inconsistency between this Agreement and the applicable provisions of the Plan shall be resolved in accordance with the terms of the Plan.

        3.    Grant of Option.    Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Corporation hereby grants to the Optionee the right and option (the "Option") to purchase all or any part of the Optioned Shares described in Exhibit A hereto (the term "Optioned Shares sometimes being used hereinafter to refer to those shares subject to purchase pursuant to this Director Option Agreement and/or to those shares purchased by the Optionee pursuant to this Agreement). The shares initially subject to the Option shall be shares of the Corporation's common stock (the "Stock").

        4.    Exercise Price.    The purchase price for each Optioned Share purchased by the Optionee shall be the Exercise Price specified in Exhibit A hereto.

5.    Certain Other Terms of the Option.

          (a)    Expiry Date: Term.    Subject to earlier termination pursuant to Section 5(c) or (d) hereof, the Option shall expire on, and shall no longer be exercisable following the fifth anniversary of the Grant Date. The "Term" of the Option shall be the five-year period from the Grant Date to the fifth anniversary of the Grant Date;

          (b)    Vesting Period. Exercisability.    Subject to Sections 5(c), (d) and (e) hereof, the Option shall become fully vested and exercisable on the first anniversary of the Grant Date.

          (c)    Termination of Engagement by Reason of Physical or Mental Disability, Retirement or Death.    If the Optionee's engagement by the Corporation or any of its subsidiaries is terminated during the Term by reason of the Optionee's physical or mental disability, death or retirement (the Committee having made a specific determination that such termination should be treated as retirement for purposes of the Plan) on or prior to the expiry date of the Option, the Option may be exercised by the Optionee (or if the Optionee shall be disabled or deceased, the legal representative(s) of the Optionee) at any time up to and including eighteen (18) months following such physical or mental disability, retirement or death for up to the full amount of the Optioned Shares. The Option shall expire and terminate at the earlier of (i) the end of such eighteen-month period or (ii) the end of the Term.

          (d)    Other Termination of Engagement.    If the Optionee's engagement by the Corporation shall terminate during the Term for any reason other than those described in Section 5(c), the Option (to the extent vested and exercisable on the date of such termination of the Optionee's engagement as a director of the Corporation) may be exercised at any time within twelve (12) months after such termination (but not beyond the Term of the Option). The Option, to the extent not then vested and exercisable, shall immediately expire upon such termination of the Optionee's engagement as a director of the Corporation.

          (e)    Change in Control.    Notwithstanding any other provision hereof, immediately prior to the occurrence of any Change in Control of the Corporation, the Option shall become fully vested and exercisable. The phrase "immediately prior to" in the immediately preceding sentence shall mean sufficiently in advance of the Change in Control to permit the Optionee to take all steps reasonably necessary to exercise the Option fully and to deal with the Optioned Shares so that the Optioned Shares shall be treated in the same manner in connection with the Change in Control as the shares of Stock of other shareholders.

        6.    Method of Exercising Option and Withholding.    The Option shall be exercised by the delivery by the Optionee to the Corporation at its head office of written notice of election to exercise the same, specifying the number of Optioned Shares with respect to which the Option is being exercised and accompanied by payment in full of the aggregate Exercise Price for such Optioned Shares. Payment for such Optioned Shares shall be made (i) by cash or certified cheque payable to the order of the Corporation, or (ii) pursuant to a "cashless exercise" method if such method is established by the Corporation, or (iii) in the sole discretion of the Committee, by way of the tender of Shares already owned by the Optionee having a Fair Market Value equal to the total payment due from the Optionee. Such notice shall constitute the Optionee's acknowledgement of and undertaking to comply, to the satisfaction of the Corporation and its counsel, with all applicable requirements of any stock exchange or exchanges or national quotation system upon which any securities of the Corporation may from time to time be listed (or admitted to quotation) and of any applicable regulatory authority or authorities. In connection with the exercise of the Option, the Optionee shall enter into arrangements satisfactory to the Corporation with respect to the withholding of any taxes required by applicable law. Concurrently with its receipt of any such notice and payment, the Corporation shall deliver, or cause to be delivered to the Optionee a certificate representing the Optioned Shares purchased by the Optionee. The Corporation may at its election require that this Agreement be presented for appropriate endorsement upon any such exercise.

        7.    Transfer.    The Option shall not be assigned, pledged or otherwise transferred except by will or the laws of descent and distribution, and during the Optionee's lifetime the Option may be exercised only by the Optionee or the Optionee's guardian or legal representative. Any attempt to transfer the Option in contravention of this Section shall be void ab initio. The Option shall not be subject to execution, attachment or other process. Notwithstanding the foregoing, while employed by the Corporation or any subsidiary thereof, the Optionee may, in Optionee's sole discretion, elect to transfer the Option to the Optionee's spouse, children or grandchildren (including adopted and step children and grandchildren) ("Immediate Family"), to a trust solely for the benefit of the Optionee and Optionee's Immediate Family, or to a partnership or limited liability company whose only partners or shareholders are Optionee and members of Optionee's Immediate Family. Optionee shall provide the Corporation with written notice of any such election to transfer. Optionee's rights under this Agreement shall pass to the transferee, and such transferee may exercise the Option and all rights granted by this Agreement in full, to the extent Optionee was entitled to exercise the Option during the Term hereof.

        8.    Equitable Adjustments.    Subject to any required action by its shareholders, if the Corporation shall be a party to any reorganization, merger, dissolution or sale or lease of all or substantially all of its assets, whether or not the Corporation is the surviving entity, the Option shall be adjusted so as to apply to the securities to which the holder of the number of Shares of the Corporation subject to the Option would have been entitled by reason of such reorganization, merger, dissolution or sale or lease of all or substantially all of its assets. Further, subject to any required action by the Corporation's shareholders, upon the occurrence of an event which affects the Shares in such a way that an adjustment of the Option is appropriate in order to prevent the dilution or enlargement of rights under the Option, the Corporation shall make appropriate equitable adjustments, which may include, without limitation, adjustments to any or all of the number and kind of shares of Stock (or other securities) which may thereafter be issued in connection with the Option and adjustments to any Exercise Price specified in the Option. Notwithstanding any other provisions of this Section 8, the Corporation may satisfy any obligations to the Optionee hereunder by paying to the Optionee in cash the difference between the aggregate Exercise Price of the unexercised portion of the Option granted hereunder and the fair market value of the securities to which the Optionee would be entitled, upon exercise of such unexercised portion of the Option, regardless of whether all conditions of exercise relating to continuous employment have been satisfied. The Corporation may also give the Optionee the alternative of having the Corporation's obligations to the Optionee hereunder satisfied in cash as provided herein. For the purposes of this Agreement, the fair market value shall be the closing sale price on the stock exchange or national quotation system having the greatest volume of trading on the last trading day immediately prior to the date such notice is given. Adjustments under this Section or any determinations as to the fair market value of any securities shall be made by the Committee in accordance with the Plan, and any reasonable determination made by the Committee shall be binding and conclusive.

9.    Subdivision, etc.

  (a)
  In the event of any subdivision or subdivisions of the Shares as said Shares were constituted at the time the Option was granted into a greater number of Shares, the Corporation will thereafter deliver at the time of exercise thereof in addition to the number of Shares in respect of which the Option is then being exercised, such additional number of Shares as result from such subdivision or subdivisions for which the Option is being exercised without the Optionee being obligated to make any additional payment or giving any other consideration therefor.

  (b)
  In the event of any consolidation or consolidations of the Shares of the Corporation as said Shares were constituted at the time the Option was granted into a lesser number of Shares, the Optionee shall accept, at the time of the exercise thereof in lieu of the number of Shares in respect of which the Option is then being exercised, the lesser number of Shares as result from such consolidation or consolidations of the Shares for which the Option is being exercised.

  (c)
  In the event of any change in the Shares of the Corporation as said Shares were constituted at the time of the Option was granted, the Corporation shall thereafter deliver at the time of the exercise thereof the number of shares of the appropriate class resulting from the said change as the Optionee would have been entitled to receive in respect of the number of Shares so purchased had the Option been exercised before such change.

  (d)
  If the Corporation at any time while the Option is outstanding shall pay any stock dividend or stock dividends upon the Shares in respect of which the Option was granted hereunder, the Corporation will thereafter deliver at the time of exercise thereof in addition to the number of Shares in respect of which the Option is then being exercised, the additional number of shares of the appropriate class as would have been payable on the Shares so purchased if they had been outstanding on the record date for the payment of said stock dividend or dividends.

  (e)
  Notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to issue fractional Shares in satisfaction of its obligations hereunder.

  (f)
  If at any time the Corporation grants to the holders of its common stock rights to subscribe for and purchase pro rata additional securities of the Corporation or of any other corporation or entity, there shall be no adjustments made to the number of Shares or other securities subject to the Option in consequence thereof and the Option shall remain unaffected.

10.  Stock Appreciation Rights.

  (a)
  The Option may have a stock appreciation right attached to it, either at the time of grant, as set forth in Exhibit A hereto or by amendment to Exhibit A, adding the stock appreciation right after the time of the grant; subject, however, to the grant of such stock appreciation right being in compliance with applicable regulations and policies of any stock exchange or exchanges or national quotation system upon which any securities of the Corporation may from time to time be listed or admitted to quotation. The provisions of the Plan and this Agreement respecting the exercise of stock options and the adjustments to options arising from certain corporate actions shall apply mutatis mutandis to any stock appreciation right attached hereto. Any stock appreciation right attached hereto is exercisable to the extent, and only to the extent, that the Option is exercisable. To the extent a stock appreciation right attached to the Option is exercised, the Option shall be deemed to have been exercised to a similar extent.

  (b)
  A stock appreciation right attached hereto shall entitle the Optionee to elect to surrender to the Corporation, unexercised, the Option, or any portion thereof, and to receive from the Corporation in exchange therefor that number of Shares, disregarding any fractional Shares, having an aggregate value equal to the excess of the Fair Market Value of one Share (on the trading day immediately preceding the day the notice provided for in this Section 10 is received by the Corporation) over the Exercise Price per Share specified in Exhibit A hereto, times the number of Shares called for by the Option, or portion thereof, which is so surrendered.

  (c)
  Subject to the provisions of the Plan, a stock appreciation right attached hereto may be exercised from time to time by delivering to the Corporation at its head office a written notice of exercise, which notice shall specify (i) the number of Shares with respect to which the stock appreciation right is exercised and the Option is to be forfeited and (ii) the number of Shares the Optionee elects to receive by such exercise. Such notice shall contain the Optionee's undertaking to comply, to the satisfaction of the Corporation and its counsel, with all applicable requirements of any stock exchange or exchanges or quotation system upon which any securities of the Corporation are listed for trading (or admitted to quotation) and any other applicable regulatory authority.

        11.    Representation.    The Optionee represents that when the Optionee exercises the Option, the Optionee will be purchasing the Optioned Shares for the Optionee's own account and not on behalf of others.

        12.    Shares To Be Reserved: Registration.    The Company shall at all times during the term of the Option reserve and keep available such number of Optioned Shares as will be sufficient to satisfy the requirements of this Agreement. Prior to the time the Optionee exercises the Option pursuant to Section 6, the Company shall use its best efforts to cause such shares to be registered on a Form S-8 (or other appropriate form).

        13.    Compliance with Laws.    Notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Optioned Shares unless it is advised by counsel of its selection that it may do so without violation of any applicable laws pertaining to the issuance of securities, and may require any Optioned Shares so issued to bear a legend, may give its transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

        14.    No Rights in Optioned Shares.    The Optionee shall have none of the rights of a stockholder with respect to the Optioned Shares unless and until shares of Stock are issued upon exercise of the Option and the Optionee becomes the holder of record of such shares.

        15.    Modification.    No modification, variation, amendment or termination by mutual consent of this Agreement and no waiver of the performance of any of the responsibilities of any of the parties hereto shall be effected unless such action is taken in writing and is signed by both parties. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived. The failure of either party thereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

        16.    Enforceability.    This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. Nothing herein, expressed or implied, is intended to confer upon any person, other than the parties hereto and their respective heirs, executors, administrators, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        17.    Counterparts.    This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute but one and the same instrument.

        18.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

        19.    Notices.    Any notice required or permitted under this Agreement shall be deemed given when delivered personally or when deposited in a United States or Canadian post office, postage prepaid, addressed, as appropriate to the Optionee at the last address specified in the Corporation's employment records for the Optionee, or such other address as the Optionee by notice in writing delivered pursuant to the provisions hereof, or to the Corporation, Attention: Corporate Secretary, or such other address as the Corporation may designate in writing to the Optionee.

        20.    Interpretation.    The division of this Agreement into Sections, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the Schedules hereto and not to any particular Section, subsection, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

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Exhibit A
To Director Option Agreement

CAPITAL ENVIRONMENTAL RESOURCE INC.
1999 STOCK OPTION PLAN

        The Optionee identified below has been granted an Option to purchase shares of the common stock of the Corporation, in accordance with the terms of the Director Option Agreement to which this Exhibit A is attached.

        A statement of certain terms of the Option, which has been granted, appears in the chart below. The terms shall have the meaning ascribed to them below when used in the Director Option Agreement to which this Exhibit A is attached.

Optionee	Gary DeGroote
Grant Date	September 24, 2001
Effective Date, if different from Grant Date	N/A
Exercise Price per Share	US $2.58
Aggregate Number of Shares subject to Option (the "Option Shares")	40,000
Aggregate Number of Shares subject to Stock Appreciation Right, if any	N/A

        IN WITNESS WHEREOF, the parties hereby agree to the terms of this Exhibit A and the Director Option Agreement to which it is attached. Execution of this Exhibit A by the Parties constitutes execution of the Director Option Agreement to which is it attached.

Date:	September 24, 2001	/s/ GARY DEGROOTE Gary DeGroote
Date:	September 24, 2001	CAPITAL ENVIRONMENTAL RESOURCE INC.
		By:	/s/ DAVID SUTHERLAND-YOEST David Sutherland-Yoest Chairman and C.E.O.

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  EXHIBIT 5
DIRECTOR OPTION AGREEMENT
W I T N E S S E T H
Exhibit A To Director Option Agreement CAPITAL ENVIRONMENTAL RESOURCE INC. 1999 STOCK OPTION PLAN